This share transfer involves the securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

October 27, 2014
To whom it may concern

Name of Company	Macnica, Inc.
Name of Representative	Kiyoshi Nakashima, President and CEO
(Code Number: 7631 / First Section of Tokyo Stock Exchange)
Inquiries to:	Shigeyuki Sano, Director
Tel: 045-470-9851

Name of Company	Fuji Electronics Co., Ltd.
Name of Representative	Kiyoshi Ikisu, President
(Code Number: 9883 / First Section of Tokyo Stock Exchange)
Inquiries to:	Eiichi Nishizawa Managing Director & CFO
Tel: 03-3814-1200

Notice of Execution of Integration Agreement between Macnica, Inc. and Fuji Electronics Co., Ltd. and Preparation of Share Transfer Plan

Macnica, Inc. (“Macnica”) and Fuji Electronics Co., Ltd. (“Fuji Electronics”) have been under consideration of management integration by way of joint share transfer based on the spirit of equality, as announced in the “Notice of Execution of Memorandum of Understanding Concerning the Management Integration between Macnica, Inc. and Fuji Electronics Co., Ltd.” on May 22, 2014.  Based on such consideration, both companies have agreed to establish MACNICA FUJI ELECTRONICS HOLDINGS, INC. (“Joint Holding Company”), a wholly-owning parent company of both companies, as of April 1, 2015 (tentative), by way of joint share transfer (“Share Transfer”).  Further, based on the resolution at the meeting of the Board of Directors of each company held today, Macnica and Fuji Electronics have executed the Integration Agreement and prepared the share transfer plan as described below.

The Share Transfer is subject to approvals at the meeting of shareholders of each company.

Notes

1.	Background and Purpose of the Management Integration through the Share Transfer

(1)	Background of the Management Integration
Macnica was established in 1972 as a technology-focused distributor of imported semiconductors.  It has expanded its line of products with a primary emphasis on those products where technical support is critical, such as FPGAs (a type of IC where a user can program the circuit after manufacturing).  In terms of Macnica’s operations outside of Japan, since the establishment of its subsidiary in Singapore in 2000, Macnica has globally expanded the scope of its business areas to encompass the Asian, European, North American and South American regions to serve both Japanese and local customers.
Fuji Electronics has developed its business since its establishment in 1970 as a distributor specializing in foreign semiconductors (mainly analog semiconductors) as the “BEST CHOICE” to satisfy the needs of customers without being bound by the business groupings of manufacturers.  Arising from its detailed customer-oriented services and Japan-focused geographic strategy, it boasts a premier customer-base of small and medium sized enterprises (broad-based customers) in the industrial equipment market segment.  In order to respond to the shift of the production sites of its customers to the Asian region, Fuji Electronics has four (4) subsidiaries in the Asia-Pacific region (including one (1) in Hong Kong) and one (1) subsidiary in the United States that handles advanced semiconductors for aerospace applications.
As stated above, Macnica and Fuji Electronics operate, as independent distributors of semiconductors, their principal businesses of supplying electronic and/or equipment manufacturers with semiconductors and/or electronic components.  The business environment surrounding both companies, however, is changing rapidly due to the maturity of the domestic semiconductor market, increasing competition among semiconductor distributors, the advancement of technologies, the consolidation of semiconductor manufacturers and the globalization in the production sites of customers.
In such business environment, Macnica and Fuji Electronics have reached the consensus that it has become necessary to provide their customers and suppliers with more value-added services than ever by utilizing their unique advantages while combining their strengths in order to ensure the continuing growth and development of their businesses.  Therefore, Macnica and Fuji Electronics have agreed to implement the Share Transfer.

(2)	Purpose of the Management Integration
Through the Share Transfer, Macnica and Fuji Electronics will become one of the largest and most technologically advanced business groups in Japan, in terms of being an independent distributor of semiconductors with a primary emphasis on foreign semiconductors and electronic components.
The new business group will strive to become, as a result of integrating the operations of both companies, the industry leading distributor in Japan for all types of customer transactions regardless of their scales, through the expansion of its product lines, including foreign semiconductors and electronic components, and the provision of enhanced services to an extensive customer base ranging from large to small business enterprises.  Specifically, the new group will aim to achieve the followings through Share Transfer.  Matters concerning management principles and others with regard to the new group will be announced as soon as they are determined.

i.	Strengthening of growth potential through expansion of product lines and customer base
Through the Share Transfer, the number of product lines and the size of the customer base of the new group will become one of the largest groups in Japan as an independent distributor of semiconductors.  The new group will seek to achieve further growth with enhanced customer services created from the aforementioned strengths. Further, we will aim to enhance our credibility with suppliers through business expansion precisely capturing the needs of customers.

ii.	Expansion of transactions through the provision of high value-added solutions to small and medium-sized enterprises
The strengths of Fuji Electronics are its broad transaction base aimed at small and medium-sized enterprises, while Macnica’s strengths lie in its system-level technology proposal ability and other service infrastructure based on well-developed global network.  Through the Share Transfer, the new group will aim to expand its transaction volume with small and medium-sized enterprises by providing extensive supply-chain management through further utilization of technology proposal ability and service infrastructure.

iii.	Improvement of productivity and management efficiency through the rationalization and optimization of functions such as information systems and logistics
The new group will undertake to maximize the rationalization and optimization in the functions such as information systems and logistics. Furthermore, it will strive to improve the new group’s productivity and management efficiency further by strengthening its ability to deal with the needs of customers, promoting greater efficiencies in logistics and automating operations.

iv.	Strengthening of management foundation through integration of organizations and human resources
The new group will aim to enhance the organizational power of the two companies involved in accordance with the purpose of integration and by utilizing the potential of each employee to the fullest extent through the exchange of human resources including overseas.

2.	Overview of the Share Transfer

(1) Method of the Share Transfer
The Share Transfer shall take the method of a joint share transfer, whereas the Joint Holding Company is the wholly-owning parent company and Macnica and Fuji Electronics are the wholly-owned subsidiaries of the Joint Holding Company.
It is expected that the Joint Holding Company will apply for listing on the Tokyo Stock Exchange, Inc. (hereinafter the “Tokyo Stock Exchange”) with the expected listing date being April 1, 2015, the establishment date of the Joint Holding Company.  Pursuant to the Share Transfer, the shares of Macnica and Fuji Electronics are scheduled to be delisted as of March 27, 2015.

(2) Schedule of the Share Transfer
May 22, 2014		Execution of Memorandum of Understanding concerning the Management Integration (both companies)
October 27, 2014	(today)	The meeting of the Board of Directors to approve the execution of the Integration Agreement and the share transfer plan (both companies)
October 27, 2014	(today)	Execution of the Integration Agreement and preparation of the share transfer plan (both companies)
October 28, 2014		Date of public notice of record date for the extraordinary meeting of shareholders (both companies)
November 11, 2014	(expected date)	Record date for the extraordinary meeting of shareholders (both companies)
December 26, 2014	(expected date)	The extraordinary meeting of shareholders to approve the share transfer plan (both companies)
March 27, 2015	(expected date)	Date of delisting from the Tokyo Stock Exchange (both companies)
April 1, 2015	(expected date)	Registration date for establishment of the Joint Holding Company (effective date)
April 1, 2015	(expected date)	Date on which the Joint Holding Company will be newly listed
Schedule is subject to change pursuant to discussions between the companies in case of any necessity arising from the procedural process of the share transfer or any other relevant events during the course of the procedure.

(3) Allotment concerning the Share Transfer (share transfer ratio)
	Macnica	Fuji Electronics
Share Transfer Ratio	2.5	1
Note 1.	Share allotment ratio
Two point five (2.5) common shares of the Joint Holding Company for one (1) common share of Macnica, and one (1) common share of the Joint Holding Company for one (1) common share of Fuji Electronics, shall be allotted and issued respectively.  In case any fractions of less than one share arises in the number of common shares of the Joint Holding Company that must be issued to shareholders of either company, cash will be paid to each of such shareholders in proportion to the value of such fractions of less than one share, pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and regulations.
The share transfer ratio stated above is subject to change pursuant to discussions between both companies in case of any significant changes to the terms and conditions for the basis of calculation.
Note 2.	Treatment of share unit and shares less than one unit of the Joint Holding Company
The share unit of the Joint Holding Company shall be one hundred (100) shares.
With regard to the shareholders of Macnica and Fuji Electronics who will be allotted shares less than one hundred (100) shares of the Joint Holding Company due to the Share Transfer, such allotted shares cannot be sold at Tokyo Stock Exchange or other financial instruments exchanges.  However, such shareholders who may own such shares less than one share unit may demand purchase of the shares less than one share unit to the Joint Holding Company.  In addition, pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the articles of incorporation, such shareholders may demand to the Joint Holding Company to sell the number of shares that will amount to one (1) share unit added with the shares less than one share unit that they own.
Note 3.	Number of new shares to be issued by the Joint Holding Company through the Share Transfer (plan)
  Common shares                                58,643,207 shares
The above number is calculated based on the total number of issued shares of Macnica (18,110,252 shares; as of the end of September 2014), and the total number of issued shares of Fuji Electronics (16,320,828 shares; as of the end of August 2014).  However, since it is expected that both companies will cancel all the treasury shares they respectively own (including the treasury shares acquired through purchases of shares regarding demand for purchase of shares of dissenting shareholders exercised upon the Share Transfer as stipulated in Article 806, Paragraph 1 of the Companies Act) by the time immediately preceding the time the Joint Holding Company purchases all the issued shares of both companies, treasury shares owned by Macnica (377,647 shares; as of the end of September 2014), and treasury shares owned by Fuji Electronics (2,009,133 shares; as of the end of August 2014) are excluded from the subject of issuance of new shares in the above calculation.
 The number of new shares to be issued by the Joint Holding Company may change because the actual number of treasury shares that will be cancelled by the effective date of the Share Transfer is undetermined at present.  The number of new shares to be issued by the Joint Holding Company may also change in case of any exercise of share option, etc. of Macnica prior to the effectuation of the Share Transfer.

(4)	Treatment of share options and bonds with share options in relation to the Share Transfer
With regard to share options already issued by Macnica, upon the Share Transfer, each holder of such share options shall be allotted and issued share options of the Joint Holding Company in exchange for the share options they own based on the content of each share option and the share transfer ratio.
Fuji Electronics does not issue share options.
Macnica and Fuji Electronics do not issue bonds with share options.

(5)	Dividends of Macnica and Fuji Electronics based on the record date prior to the establishment of the Joint Holding Company
It is expected that Macnica will pay dividends of thirty (30) yen per share using March 31, 2015 as the record date.
It is also expected that Fuji Electronics will pay dividends of fifty (50) yen per share using February 28, 2015 as the record date.

3.	Basis of Calculation, etc. of the Allotment Concerning the Share Transfer

(1)	Basis and reason concerning the allotment
In order to ensure fairness in terms of determining the share transfer ratio stated in above 2. (3) Allotment concerning the Share Transfer (share transfer ratio), Macnica has appointed SMBC Nikko Securities Inc. (hereinafter “SMBC Nikko Securities”), and Fuji Electronics has appointed Daiwa Securities Co. Ltd. (hereinafter “Daiwa Securities”), respectively as independent third-party assessors, and have each requested them to calculate the share transfer ratio used for the Share Transfer.  Based on the calculation results of such independent third-party assessors and the results of due diligence, etc. performed by both companies on the other party, and upon careful negotiations and discussions on the share transfer ratio among both companies by taking into account the factors of both companies including financial situation, situation of assets, future prospects, it was finally determined that the share transfer ratio stated in above 2. (3) Allotment concerning the Share Transfer (share transfer ratio) to be appropriate.  Therefore, the share transfer ratio regarding the Share Transfer was determined and agreed upon at the meeting of the Board of Directors of each company held today.

(2)	Matters pertaining to calculation
(i)	Names of third-party assessors and their relationship with the companies concerned
SMBC Nikko Securities, independent third-party assessor of Macnica, and Daiwa Securities, independent third-party assessor of Fuji Electronics, are neither related parties of either company, and do not have any important interest regarding the Share Transfer required to be stated.

(ii)	Outline of calculation
With regard to the calculation of the share transfer ratio, SMBC Nikko Securities has adopted the market share price method as both companies are listed on the stock exchange and the market prices of their shares are available, while also carrying out calculation based on comparable listed company analysis as there are several similar comparable listed companies for both companies that allow estimate of share value based on comparison with similar companies.  Further, in order to reflect the situation of the future business activities of both companies in the evaluation, calculation was carried out based on discounted cash flow method (hereinafter “DCF method”), where share value is calculated by discounting free cash flow, which is expected to be generated in the future, to the present value using an appropriate discount rate.  Calculation result based on each calculation method is as below.  The evaluation range of share transfer ratio stated below shows the range of number of common shares of the Joint Holding Company to be allotted for one (1) common share of Macnica in case one (1) common share of the Joint Holding Company is allotted for one (1) common share of Fuji Electronics.

Evaluation method	Evaluation range of share transfer ratio
Market share price method	1 : 2.349～2.503
Comparable listed company analysis	1 : 2.165～3.324
DCF method	1 : 2.141～3.468

With regard to the market share price method, by setting the calculation basis date on October 24, 2014, which is the previous business day of the preparation date of the share transfer ratio calculation sheet, the average closing values of each of the trading days during the one (1) month and three (3) months period up to the calculation basis date, and the average closing value during the period starting from the business day following October 7, 2014, the announcement date of the Financial Results for the Second Quarter of the Fiscal Year Ended February 2015 of Fuji Electronics, up to the calculation basis date, are adopted.
Regarding the calculation of the share transfer ratio, SMBC Nikko Securities has used reference materials and information provided by Macnica and Fuji Electronics and information open to the public in general.  All reference materials and information which were subject to the analysis and consideration were assumed to be accurate and complete.  SMBC Nikko Securities has not carried out any individual verification on the accuracy and completeness of these reference materials and information, nor is responsible for such verification.  SMBC Nikko Securities has not carried out any individual evaluation, appraisal or assessment including individual analysis and evaluation of all assets and liabilities (including but not limited to financial derivatives, unlisted assets and liabilities, and other contingent liabilities) of Macnica and Fuji Electronics and their affiliate companies, nor have they requested an independent assessor for such evaluation, appraisal or assessment.  SMBC Nikko Securities assumes that the respective business plans, financial estimations and other information on the future provided by Macnica and Fuji Electronics are prepared rationally based on the best possible estimate and decision by the management of Macnica and Fuji Electronics at present, and with the consent of Macnica, has relied upon such information without individual verification.  The financial estimates used as precondition for the calculation include no business years which are expected to substantially increase or decrease in profit.  The calculations by SMBC Nikko Securities are based on financial, economical, and market condition as well as other factors as of October 27, 2014.

In addition, SMBC Nikko Securities, as stated below in (4) Measures to secure fairness, based on the request from Macnica’s Board of Directors, has submitted to Macnica a written opinion (Fairness Opinion) as of October 27, 2014, stating that the share transfer ratio is appropriate for the shareholders of Macnica from a financial viewpoint, based on above preconditions and other certain preconditions as well as condition of indemnity.

Meanwhile, with regard to the calculation of the share transfer ratio, Daiwa Securities has adopted the market share price method as both companies are listed on the stock exchange and the market prices of their shares are available, while also carrying out calculation based on comparable listed company analysis as there are several similar comparable listed companies for both companies that allow estimate of share value based on comparison with similar companies.  Further, in order to reflect the situation of the future business activities of both companies in the evaluation, calculation was carried out based on the DCF method, where share value is calculated by discounting free cash flow, which is expected to be generated in the future, to the present value using an appropriate discount rate.  Calculation result based on each calculation method is as below.  The evaluation range of share transfer ratio stated below shows the range of number of common shares of the Joint Holding Company to be allotted for one (1) common share of Macnica in case one (1) common share of the Joint Holding Company is allotted for one (1) common share of Fuji Electronics.

Evaluation method	Evaluation range of share transfer ratio
Market share price method	1 : 2.329～2.510
Comparable listed company analysis	1 : 2.063～3.119
DCF method	1 : 2.284～3.616

With regard to the market share price method, by setting the calculation basis date on October 24, 2014, which is the previous business day of the preparation date of the share transfer ratio calculation sheet, the closing value of both companies on the calculation basis date, and the simple average closing value of the one (1) month, three (3) months, and six (6) months period up to the calculation basis date, and the average closing value during the period starting from the business day following October 7, 2014, the announcement date of the Financial Results for the Second Quarter of the Fiscal Year Ended February 2015 of Fuji Electronics, up to the calculation basis date, are adopted.
Regarding the calculation of the share transfer ratio, Daiwa Securities has used reference materials and information provided by Macnica and Fuji Electronics and information open to the public as is in general.  All reference materials and information which were subject to the analysis and consideration were assumed to be accurate and complete.  Daiwa Securities has not carried out any individual verification on the accuracy and completeness of these reference materials and information, nor is responsible for such verification.  Daiwa Securities has not carried out any individual evaluation, appraisal or assessment including individual analysis and evaluation of all assets and liabilities (including but not limited to financial derivatives, unlisted assets and liabilities, and other contingent liabilities) of Macnica and Fuji Electronics and their affiliate companies, nor have they requested an independent assessor for such evaluation, appraisal or assessment.  Daiwa Securities assumes that the respective business plans, financial estimations and other information on the future provided by Macnica and Fuji Electronics are prepared rationally based on the best possible estimate and decision by the management of Macnica and Fuji Electronics at present, and with the consent of Fuji Electronics, has relied upon such information without individual verification.  The financial estimates used as precondition for the calculation include no business years which are expected to substantially increase or decrease in profit.  The calculations by Daiwa Securities are based on financial, economical, and market condition as well as other factors as of October 27, 2014.

In addition, Daiwa Securities, as stated below in (4) Measures to secure fairness, based on the request from Fuji Electronics’ Board of Directors, has submitted to Fuji Electronics a written opinion (Fairness Opinion) as of October 27, 2014, stating that the share transfer ratio is appropriate for the shareholders of Fuji Electronics from a financial viewpoint, based on above preconditions and other certain preconditions as well as condition of indemnity.

(3)	Treatment for the listing application, etc. of the Joint Holding Company
It is expected that Macnica and Fuji Electronics will newly apply for listing of the shares of the Joint Holding Company to be newly established on the Tokyo Stock Exchange.  The listing date is expected to be April 1, 2015, the establishment date of the Joint Holding Company.  In addition, Macnica and Fuji Electronics will become wholly-owned subsidiaries of the Joint Holding Company through the Share Transfer.  Therefore, prior to the listing of the Joint Holding Company, both companies are scheduled to be delisted from the Tokyo Stock Exchange on March 27, 2015.
The due date for the delisting of both companies shall be determined in accordance with the rules of the Tokyo Stock Exchange.

(4)	Measures to ensure fairness
Macnica has carried out the following measures in order to ensure fairness of the Share Transfer.

(i)	Acquisition of a share transfer ratio calculation sheet, etc. from an independent third-party assessor
Macnica has appointed SMBC Nikko Securities as an independent third-party assessor as stated in above 3. (1) in order to ensure fairness of the Share Transfer, and has acquired a share transfer ratio calculation sheet as a basis of agreement on the share transfer ratio to be used for the Share Transfer. Macnica has carried out negotiations and discussions with Fuji Electronics referring to the analysis and opinion of SMBC Nikko Securities, the independent third-party assessor, and have passed a resolution at the Board of Directors held today to carry out the Share Transfer based on the agreed share transfer ratio stated in above 2. (3).
Macnica has acquired from SMBC Nikko Securities as of October 27, 2014 a written opinion (Fairness Opinion), stating that the share transfer ratio for the Share Transfer is appropriate for the ordinary shareholders of Macnica from a financial viewpoint.

(ii)	Advice from an independent law firm
In order to ensure fairness and appropriateness of the procedures pertaining to the decision making of the Board of Directors of Macnica, Macnica has received legal advice from Anderson Mori & Tomotsune, a legal advisor independent from Macnica and Fuji Electronics, concerning the method and process of Macnica’s decision making and other procedures pertaining to the Share Transfer.

Meanwhile, Fuji Electronics has carried out the following measures in order to ensure fairness of the Share Transfer.

(iii)	Acquisition of a share transfer ratio calculation sheet, etc. from an independent third-party assessor
Fuji Electronics has appointed Daiwa Securities as an independent third-party assessor as stated in above 3. (1) in order to ensure fairness of the Share Transfer, and has acquired a share transfer ratio calculation sheet as a basis of agreement on the share transfer ratio to be used for the Share Transfer. Fuji Electronics has carried out negotiations and discussions with Macnica referring to the analysis and opinion of Daiwa Securities, the independent third-party assessor, and have passed a resolution at the Board of Directors held today to carry out the Share Transfer based on the agreed share transfer ratio stated in above 2. (3).
Fuji Electronics has acquired from Daiwa Securities as of October 27, 2014 a written opinion (Fairness Opinion), stating that the share transfer ratio for the Share Transfer is appropriate for the ordinary shareholders of Fuji Electronics from a financial viewpoint.

(iv)	Advice from an independent law firm
In order to ensure fairness and appropriateness of the procedures pertaining to the decision making of the Board of Directors of Fuji Electronics, Fuji Electronics has received legal advice from TMI Associates, a legal advisor independent from Macnica and Fuji Electronics, concerning the method and process of Fuji Electronics’ decision making and other procedures pertaining to the Share Transfer.

(5)	Measures to avoid conflict of interest
No special measures have been taken since there are no conflicts of interest to be noted between Macnica and Fuji Electronics with regard to the Share Transfer.

4.	Outline of the Companies Concerned with the Share Transfer

(1)	Name	Macnica, Inc.		Fuji Electronics Co., Ltd.
(2)	Location of Head Office	6-3, Shinyokohama 1-chome, Kohoku-ku, Yokohama-shi, Kanagawa-ken		2-12, Hongo 3-chome, Bunkyo-ku, Tokyo
(3)	Title and Name of Representative	Kiyoshi Nakashima, President and CEO		Kiyoshi Ikisu, President
(4)	Description of Business
Import and export of electronic components such as semiconductor devices and ICs; distribution, development and processing thereof; development of electronic equipment, peripheral equipment and accessories; import, export and distribution thereof

Development, planning, domestic sale, and export and import of Japanese-made and foreign-made semiconductors, ICs, microcomputers and related devices, various device parts and components, A/D:D/A converters and supporting equipment for the development of microcomputers

(5)	Capital	11,194 million yen (As of September 30, 2014)		4,835 million yen (As of August 31, 2014)
(6)	Date of Establishment	October 30, 1972		September 1, 1970
(7)	Number of Issued Shares	18,110,252 shares (As of September 30, 2014)		16,320,828 shares (As of August 31, 2014)
(8)	Fiscal Year End	March 31		The last day of February
(9)	Number of Employees	699 (on an unconsolidated basis) 1,902 (on a consolidated basis) (As of June 30, 2014)		401 (on an unconsolidated basis) 484 (on a consolidated basis) (As of August 31, 2014)
(10)	Main Customers	Fujitsu Limited Murata Manufacturing Co., Ltd. NEC Corporation		Hitachi, Ltd. Mitsubishi Electric Corporation Tamagawa Seiki Co., Ltd.
(11)	Main Banks	Sumitomo Mitsui Banking Corporation The Bank of Tokyo-Mitsubishi UFJ, Ltd. The Daishi Bank, Ltd. Mizuho Bank, Ltd. The Bank of Yokohama, Ltd.		The Bank of Tokyo-Mitsubishi UFJ, Ltd. Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation Tokyo Tomin Bank, Limited The Hokuriku Bank, Ltd.
(12)	Major Shareholders and Shareholding Ratio	Haruki Kamiyama	41.82%	KIC Co., Ltd.	17.95%
		BBH Fidelity Puritan: Fidelity Series Intrinsic Opportunities Fund (Standing Proxy: The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	5.93%	IBK Co., Ltd.	3.72%
		Japan Trustee Services Bank, Ltd. (trust account)	3.85％	Kunio Ikisu	3.42%
		The Master Trust Bank of Japan, Ltd. (trust account)	3.67%	Fukutaro Kanno	3.41%

		Yuko Kamiyama	3.49%	The Chase Manhattan Bank, N.A. London S. L. Omnibus Account	2.98%
		The Chase Manhattan Bank, N.A. London S. L. Omnibus Account (Standing Proxy: Mizuho Bank, Ltd., Sales Division for Settlement)	2.66%	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2.30%
		Macnica, Inc.	2.08%	Mizuho Bank, Ltd.	2.30%
		Japan Trustee Services Bank, Ltd. (portion entrusted with Sumitomo Mitsui Trust Bank, Limited under a saishintaku (re-trust) arrangement for the Sumitomo Mitsui Banking Corporation retirement benefit trust account)	1.56%	Mizuho Trust & Banking Co., Ltd. (retirement benefit trust (Tokyo Tomin Bank, Limited account), re-trust trustees, Trust & Custody Services Bank, Ltd.)	2.30%
		Employee Stock Ownership Plan(Macnica,Inc.)	1.47%	UBS AG LONDON A/C PB SEGREGATED CLIENT ACCOUNT	2.20%
		CBNY DFA INTL SMALL CAP VALUE PORTFOLIO (Standing Proxy: Citibank Japan Ltd.)	1.46%	The Master Trust Bank of Japan, Ltd. (ESOP trust account by grant of shares/75557)	2.10%
		(As of September 30, 2014)		(As of August 31, 2014)
(13)	Relationships between the Companies Concerned
	Capital relationship	No capital relationship that must be stipulated
	Personal relationship	No personal relationship that must be stipulated
	Transactional relationship	No transactional relationship that must be stipulated
	Whether the other party and affiliates are related parties	Each party and its affiliates are not related parties from the viewpoint of the other party

(14)	Results of Operations and Financial Condition in the Recent Three (3) Years
	Macnica (on a consolidated basis)			Fuji Electronics (on a consolidated basis)
Accounting Period	Fiscal Year Ended March 2012	Fiscal Year Ended March 2013	Fiscal Year Ended March 2014	Fiscal Year Ended February 2012	Fiscal Year Ended February 2013	Fiscal Year Ended February 2014
Net Assets (on a consolidated basis)	62,724	67,186	75,255	21,492	22,290	23,353
Total Assets (on a consolidated basis)	110,979	115,315	139,715	33,832	33,955	36,454
Net Assets per Share (on a consolidated basis) (yen)	3,474.04	3,717.99	4,160.37	1,500.01	1,591.95	1,664.36
Sales (on a consolidated basis)	188,893	196,452	255,967	41,855	40,550	47,387
Operating Income (on a consolidated basis)	6,887	5,747	8,456	2,795	2,117	1,147
Ordinary Income (on a consolidated basis)	6,638	5,689	10,603	3,152	2,757	2,028
Net Income (on a consolidated basis)	3,337	3,348	6,382	1,784	1,690	1,463
Net Income per Share (on a consolidated basis) (yen)	188.53	189.15	360.39	124.51	119.17	104.52
Dividend per Share (yen)	40.00	40.00	60.00	50.00	50.00	50.00
(In millions of yen unless otherwise specified)

5.	Status of the Company to be Newly Established through the Share Transfer

(1)	Name	MACNICA FUJI ELECTRONICS HOLDINGS, INC.
(2)	Location	Yokohama-shi, Kanagawa-ken
(3)	Representatives and Directors expected to assume office	Chairman Vice Chairman President&CEO Executive Vice President&COO Director Director Director Director Director Auditor Auditor Auditor	Haruki Kamiyama Kunio Ikisu Kiyoshi Nakashima Kiyoshi Ikisu Shigeyuki Sano Eiichi Nishizawa Fumihiko Arai Shinichi Onodera Seu, David Daekyung Yutaka Usami Yoshiaki Asahi Fujiaki Mimura
Present: Director and Chairman of Macnica

Present: Chairman & CEO of Fuji Electronics

Present: President and CEO of Macnica

Present: President & COO of Fuji Electronics

Present: Director of Macnica

Present: Managing Director & CFO of Fuji Electronics

Present: Director, Member of the Board of Macnica

Present: Managing Director of Fuji Electronics

Present: Director of Macnica

Present: Audit & Supervisory Board Member of Macnica

Present: Audit & Supervisory Board Member of Macnica

Present: Auditor of Fuji Electronics

(4)	Description of Business	Management and administration of companies that import, export and distribute electronic components such as semiconductor devices and ICs, and business accompanying or pertaining to such activities
(5)	Capital	10.0 billion yen
(6)	Administrator of Shareholder Registry	Mitsubishi UFJ Trust and Banking Corporation
(7)	Accounting Auditor	Ernst & Young ShinNihon LLC
(8)	Fiscal Year End	March 31
(9)	Net Assets	Not determined at present
(10)	Total Assets	Not determined at present

6.	Outline of Accounting Procedures

It is expected that the purchase method shall be applied for the accounting procedure of the Share Transfer since it falls under “purchase” stipulated in the Accounting Standard for Business Combination. Thus, it is expected that goodwill (or negative goodwill) will occur and be recorded on the consolidated accounts of the Joint Holding Company.  However, it is not possible to estimate the amount of the goodwill (or negative goodwill) at present, and such amount shall be informed as soon as it is determined.

7.	Future Prospects

The management policy, plans and performance forecast of the Joint Holding Company to be newly established by the Share Transfer shall be discussed between Macnica and Fuji Electronics hereafter and shall be informed as soon as they are decided upon.

(Reference)
Performance forecast for the consolidated fiscal year under review (announced on April 28, 2014) and results of the previous fiscal year on a consolidated basis for Macnica
(In millions of yen)
	Sales (on a consolidated basis)	Operating Income (on a consolidated basis)	Ordinary Income (on a consolidated basis)	Net Income (on a consolidated basis)
Performance Forecast for the consolidated fiscal year under review (Fiscal Year Ending March 2015)	270,000	9,800	9,600	6,060
Results of the Previous Fiscal Year (Fiscal Year Ended March 2014)	255,967	8,456	10,603	6,382

Performance forecast for the consolidated fiscal year under review (announced on April 7, 2014) and results of the previous fiscal year on a consolidated basis for Fuji Electronics
(In millions of yen)
	Sales (on a consolidated basis)	Operating Income (on a consolidated basis)	Ordinary Income (on a consolidated basis)	Net Income (on a consolidated basis)
Performance Forecast for the consolidated fiscal year under review (Fiscal Year Ending February 2015)	51,000	2,570	2,610	1,670
Results of the Previous Fiscal Year (Fiscal Year Ended February 2014)	47,387	1,147	2,028	1,463

End

Forward-Looking Statements

The information described in this Notice includes “forward-looking statements” concerning the success and failure of the said management integration between Macnica, Inc. and Fuji Electronics Co., Ltd. and the results thereof.  Among the descriptions in this Notice, any facts other than historical or current facts are forward-looking statements.  These forward-looking statements are based on assumptions and judgments made by both companies according to the information currently available and include known and unknown risks, uncertainties and all other factors.  Such risks, uncertainties and other factors are likely to bring about future results that are significantly different from the known, assumed or estimated performance, results of operation and financial conditions of these companies or of each of the companies (and/or the new group established after the integration) which are explicitly or implicitly indicated in the relevant forward-looking statements.  Neither company assumes any obligation to update, qualify or retract any forward-looking statements after the date of this Notice.  Investors should refer, in the future, to the public announcements in Japan and the disclosures upon giving notification to the U.S. Securities and Exchange Commission, provided by the companies (and/or the new group established after the integration).  Examples of said risks, uncertainties and other factors include but are not limited to the followings:

(1)	economic conditions both in Japan and globally;
(2)	fluctuations in the silicon cycle;
(3)	exchange rate fluctuations;
(4)	market demand, market trends, transactional relationships regarding certain suppliers;
(5)	difficulty in continuous discovery of new suppliers;
(6)	customers transferring production overseas;
(7)	difficulty in securing technical staff;
(8)	disposition of inventory assets and change in asset valuations;
(9)	changes in laws, regulations and other applicable rules concerning business activities;
(10)
the Share Transfer not being executed due to a failure to obtain approvals from shareholders at the meetings of shareholders or approvals from each relevant authority which are required for the purposes of the Share Transfer or for any other reason; and

(11)	difficulty in realizing synergy or other integration effects for the new group established after the integration.